EXHIBIT 8.1

____________, 2004

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs:

Intelsat, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form F-1 (Registration No. 333-113589) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 15, 2004 and amended on April ___, 2004 (the “Registration Statement,” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Act”) of an aggregate of ___ ordinary shares, par value US$3.00 per share, of the Company of which ___are being offered by the Company and ___are being offered by certain selling shareholders of the Company (the “Selling Shareholders”), together with an additional ___ordinary shares, par value US$3.00 per share, of the Company subject to an over-allotment option granted to the underwriters by the Company and the Selling Shareholders.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed: (a) the memorandum of association (the “Company’s MOA”) and the bye-laws of the Company, each certified by an Assistant Secretary of the Company on ___, 2004, (b) [a copy of resolutions passed by the board of directors of the Company at a meeting of the board of directors held on [___, 2004] certified by an Assistant Secretary of the Company on ___, 2004 (the “Board Resolutions”)], (c) a copy of minutes of meetings of the board of directors of the Company held on January 30 and 31, 2004 certified by an Assistant Secretary of the Company on ___, 2004 (the “Board Minutes”), (d) [a copy of minutes of a meeting of the Pricing Committee of the board of directors of the Company (the “Pricing Committee”) held on ___, 2004 certified by the chairman of the Pricing Committee on ___, 2004 (the “Committee Minutes,” and together with the Board Minutes, the “Minutes”)] and (e) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

Intelsat, Ltd.
___, 2004

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the accuracy and completeness of all factual representations made in the Registration Statement and the other documents reviewed by us; (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; and (d) that all of the Board Resolutions and all of the resolutions contained in the Minutes remain in full force and effect and have not been rescinded, amended or supplemented.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the captions “Taxation of Intelsat—Bermuda Tax Considerations” and “Bermuda Taxation of Holders” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections headed “Bermuda Taxation of Holders” and “Validity of the Ordinary Shares”. In giving this consent we do not admit that we are in the category of persons whose consent is required under the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

CONYERS DILL & PEARMAN